     Exhibit 99.3
December 21, 2009
Mr. Thomas Rutledge
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Re:	Employment Agreement
Dear Mr. Rutledge:
This letter will confirm the terms of your continued employment by Cablevision Systems Corporation (the “Company”).
1.	Your title shall continue to be Chief Operating Officer. You agree to devote substantially all of your business time and attention to the business and affairs of the Company. Subject to such continuing rights as each party may have hereunder, either you or the Company may terminate your employment hereunder at any time.

2.	Your annual base salary will be a minimum of $1,638,000, subject to annual review and potential increase by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its discretion. Your annual base salary shall not be reduced during the time of this Agreement.

3.	Your annual bonus will have a target of 200% of your annual base salary, and may range from 0% to 400% of your annual base salary, as the Compensation Committee shall determine in its discretion.

4.	You will receive, within 10 days after the execution of this Agreement, a one-time special payment of $7,750,000 (the “Special Cash Award”). If your employment with the Company shall be terminated prior to December 31, 2012, other than in a circumstance described in Paragraph 7, you will repay the Company, within 30 days after such termination, an amount equal to the product of $7,750,000 multiplied by a fraction, the numerator of which is 36 less the number of whole calendar months commencing with January 1, 2010 and ending on the date on which your employment so terminated and the denominator of which is 36.

5.	You will continue to participate in all employee benefits and future long-term cash or equity programs and arrangements at the level available to senior management of the

Company. In calendar year 2010, for example, you will be entitled to receive one or more long-term cash and/or equity awards with an aggregate target value of $6,800,000 (less the amount that is added to the Award Amount under your outstanding Deferred Compensation Award), all as determined by the Compensation Committee in its discretion.

6.	In addition to your eligibility for the above regular grant of equity and/or cash long-term incentives in 2010, you will also receive a one-time special award of shares of restricted Class A Common Stock with a target value of $10,750,000 to be valued by the Compensation Committee on the date of grant utilizing the same 20 trading day trailing average methodology regularly used by the Compensation Committee for its granting of restricted stock awards (the “Special Stock Award”). Such Special Stock Award will be made to you during 2010 and by no later than March 31, 2010 and is anticipated to be made on the same date as the Compensation Committee makes its regular grants to executives of 2010 stock awards. The Special Stock Award shall be subject to the same terms, including risk of forfeiture, reflected in the Company’s current standard form restricted stock agreement, except that the forfeiture restrictions on the shares subject to the Special Stock Award shall expire with respect to two-thirds of the shares on December 15, 2010 and with respect to the remaining one-third of the shares on December 15, 2011, provided, that on each such date, the restrictions shall expire only to the extent the performance objectives set forth in Annex C hereto have been obtained. If your employment with the Company shall be terminated after December 15, 2010, and before December 15, 2011 (the “Clawback Period”), other than in a circumstance described in Paragraph 7, you shall return to the Company, within 30 days after such termination, a cash payment equal to the value of the “Clawback Shares” based on the closing stock price on December 15, 2010. The “Clawback Shares” shall mean that number of shares of Class A Common Stock equal to the product of (x) the number of gross shares of Class A Common Stock with respect to which the forfeiture restrictions expired on December 15, 2010, multiplied by (y) a fraction (the “Clawback Fraction”), the numerator of which is 12 less the number of monthly anniversaries of December 15, 2010 through and including December 15, 2011 that you were employed by the Company, and the denominator of which is 12. If, after taking into account any regular equity awards you are expected to receive in 2010, the number of shares subject to the Special Stock Award would exceed any limitation on the number of shares that can be granted to you during a year under the Company’s Employee Stock Plan, you will instead be entitled to receive a cash amount equal to the value of such shares you would have otherwise received in excess of such limitation. Two-thirds of such cash amount shall be payable to you on December 15, 2010 and the remaining one-third on December 15, 2011, but in each case payment shall be made to you only if the forfeiture restrictions on the correlative shares subject to the Special Stock Award expire on such date. If, as required above, a cash payment is required to be made to the Company with respect to Clawback Shares, you shall return to the Company, within 30 days of the termination of your employment, an amount equal to the product of the cash amount, if any, payable to you on December 15, 2010 with respect to the Special Stock Award, multiplied by the Clawback Fraction.

7.	If your employment with the Company is terminated (1) for any reason by you during the thirteenth calendar month following a “Change in Control” of the Company, (2) by the Company, (3) by you for “Good Reason,” or (4) as a result of your death or physical or mental disability, and at the time of any such termination, “Cause” does not exist, then, subject to (except in the case of your death) your execution and delivery (without revocation) to the Company of the Company’s then standard separation agreement (modified to reflect the terms of this Agreement) which agreement will include, without limitation, general releases by you as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to those set forth in Annex B (a “Separation Agreement”), (i) the forfeiture restrictions on the shares subject to the Special Stock Award shall immediately expire and the cash amounts, if any, due to you on December 15, 2010 and 2011 shall immediately vest and, subject to the Section 409A provisions provided below, shall be immediately payable to you or to your estate or beneficiary, as the case may be; provided, however, other than in the case of death, such shares shall remain subject to meeting the performance objectives set forth in Annex C, and (ii) you will not be required to repay to the Company any portion of the Special Cash Award or Special Stock Award.

8.	If, on or prior to December 31, 2014 (the “Scheduled Expiration Date”), your employment is terminated by the Company, by you for Good Reason or as a result of your death or physical or mental disability, and at the time of any such termination, Cause does not exist, subject (except in the case of your death) to your execution and delivery (without revocation) to the Company a Separation Agreement, you or your estate or beneficiary, as the case may be, shall remain eligible to receive a pro rated annual bonus for the year in which such termination occurred (based on the number of full calendar months during which you were employed by the Company during the year) if, when and to the same extent that other similarly situated executives receive payment of bonuses for such year as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives). If such termination of employment also occurs prior to the payment of an annual bonus for the preceding year, you shall similarly remain eligible to receive an annual bonus for the preceding year if, when and to the same extent that other similarly situated executives receive payment of bonuses for such year as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives). If, after the Scheduled Expiration Date but before the annual bonus for 2014 has been paid, your employment is terminated for any reason, and at the time of such termination, Cause does not exist, subject (except in the case of your death) to your execution and delivery (without revocation) to the Company a Separation Agreement, you or your estate or beneficiary, as the case may be, shall remain eligible to receive an annual bonus for 2014 if, when and to the same extent that other similarly situated executives receive payment of bonuses for such year as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives).

9.	Subject to the provisions of Paragraph 7 and 10, notwithstanding anything to the contrary contained in any letter award or other agreement now or in the future, all of your equity and long-term awards, to the extent unvested, unexercisable and/or unearned, (i) shall automatically be forfeited upon the termination of your employment with the Company for any reason whatsoever, including without limitation, as a result of your death, disability, retirement, termination by the Company with or without Cause or termination by you with or without Good Reason, and (ii) shall not be subject to any accelerated or special vesting or become earlier exercisable or earned as a result of any corporate transaction such as a change-in-control or going private transaction.

10.	All of your cash performance awards outstanding as of the execution of this Agreement (your “Outstanding Cash Performance Awards”) and the unvested portion of your Deferred Compensation Award outstanding as of the execution of this Agreement shall continue to be subject to the terms of their respective award agreements and to the provisions related to such awards in the employment agreement, dated June 30, 2003, between you and the Company, as amended by letters dated March 2, 2005 and December 18, 2008.

11.	If, prior to the Scheduled Expiration Date, you cease to be an employee of the Company or any of its affiliates for any reason other than as a result of your being terminated by the Company for Cause or as a result of your death or physical or mental disability, you shall have until the third anniversary of the termination of your employment to exercise any then outstanding vested stock options and stock appreciation rights you may have, unless you are afforded a longer period for exercise pursuant to an applicable award letter. If you cease to be an employee of the Company or any of its affiliates prior to the Scheduled Expiration Date as a result of your death or physical or mental disability, you (or your estate or beneficiary) will have the right to exercise your then outstanding vested and exercisable stock options and stock appreciation awards through the later of (i) the Scheduled Expiration Date, and (ii) the third anniversary of the termination of your employment. Notwithstanding anything in this Paragraph 11 to the contrary, your stock options and stock appreciation awards may not be exercised after the end of their regularly schedule term (except in the case of death, as may otherwise be permitted under the applicable Employee Stock Plan and award letter).

12.	To provide you with an additional retirement benefit, the Company shall establish, and credit $15 million to, a special bookkeeping account for your benefit (the “Retirement Account”). Upon a Qualifying Termination of your employment, then, subject to (except in the case of your death) your execution and delivery (without revocation) to the Company of a Separation Agreement, the Company will provide you or your estate or beneficiary, as the case may be, a lump sum payment equal to the balance of the Retirement Account on the 90th day following such termination of your employment. Your rights to be paid the balance of the Retirement Account shall be forfeited upon a Non-Qualifying Termination of your employment. The Retirement Account shall be credited quarterly to reflect interest based on the average of the one-year LIBOR fixed rate equivalent for the last ten business days of the prior calendar year. Notwithstanding anything herein to the contrary, your rights to be paid the balance of the Retirement Account shall be an unsecured claim against the general assets of the Company, and you shall have no rights in or against any specific assets of the Company. Your rights to be paid the balance of the Retirement Account are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors. Your right to be paid the balance of the Retirement Account upon a Qualifying Termination of your employment shall survive the expiration of this Agreement.

13.	Upon the termination of your employment with the Company, your rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) shall be determined in accordance with the then current terms and provisions of such plans.

14.	You and the Company agree to be bound by the additional covenants, acknowledgements and other provisions applicable to each that are set forth in Annex B, which shall be deemed to be part of this Agreement.

15.	The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation.

16.	If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you ( i.e., later payments will be reduced first) until the reduction specified is achieved.

17.	To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), (i) the payment will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”) , and (ii) the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your “separation from service” as defined in Treas. Reg. § 1.409A-1(h) or your death; provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under

Section 409A. Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your separation from service or your death. Any such payments or benefit subject to Section 409A shall be treated as separate payments for purposes of Section 409A. Furthermore, to the extent any other payments of money or other benefits due to you could cause the application of an additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A.

18.	In addition, any payment or benefit that is due or commences upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid, commenced to be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).

19.	To the extent any expense reimbursement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

20.	If the Rabbi Trust has not been established at the time of the termination of your employment, you may select an institution to serve as the trustee of such a trust (so long as the institution is reasonably acceptable to the Company). You may negotiate such terms with the trustee as are customary for such arrangements and reasonably acceptable to the Company. The Company will bear all costs related to the establishment and operation of the Rabbi Trust, including your attorney’s fees. It is understood that the Rabbi Trust may also be used for similar arrangements with other executives of the Company.

21.	The Company will not take any action that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take in violation of this paragraph, including any attorney’s fees you may incur in enforcing your rights.

22.	It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment comply with Section 409A. If you or the

Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

23.	This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

24.	To the extent permitted by law, you and the Company waive any and all rights to the jury trial with respect to any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Annex B) or any aspect of your employment with the Company or the termination of that employment (each, an “Employment Matter”).

25.	This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

26.	Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each of us hereby waives, and agrees not to assert, as a defense that either of us, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. We each hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

27.	This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company. Effective immediately, except as specifically otherwise provided in Paragraph 10 with respect to your Outstanding Cash Performance Awards and your outstanding Deferred Compensation Award, this Agreement shall supersede any other employment or severance agreement or arrangements between the parties, including, without limitation, the employment agreement, dated June 30, 2003, between you and the Company, as amended by the letters dated March 2, 2005 and December 18, 2008, and you shall not be eligible for severance benefits under such employment agreement or any plan, program or policy of the Company. You shall not be entitled to receive payments or benefits from the Company under this Agreement in connection with or after a termination of your employment except as expressly provided hereunder with respect to the applicable type of employment termination.

28.	Certain capitalized terms used herein have the meanings set forth in Annex A hereto.
29.	This Agreement shall automatically expire and be of no further effect as of the Scheduled Expiration Date, other than the last sentence of Paragraph 8, Paragraph 9 and Paragraphs 12 through and including 23 of this Agreement.

CABLEVISION SYSTEMS CORPORATION

/s/ JAMES L. DOLAN

By: James L. Dolan
Title: President and Chief Executive Officer

Accepted and Agreed:

/s/ THOMAS RUTLEDGE

Thomas Rutledge

Annex A
DEFINITIONS ANNEX
(This Annex constitutes part of the Agreement)
“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or felony.
“Change in Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of (1) the power to direct the management of substantially all the cable television systems then owned by the Company in the New York City Metropolitan Area (as hereinafter defined) or (2) after any fiscal year of the Company in which all the systems referred to in clause (1) above shall have contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all its assets. Net revenues shall be determined by independent accountants of the Company in accordance with generally accepted accounting principles consistently applied and certified by such accountants. “New York City Metropolitan Area” means all locations within the following counties (A) New York, Richmond, Kings, Queens, Bronx, Nassau, Suffolk, Westchester, Rockland, Orange, Putnam, Sullivan, Dutchess, and Ulster in New York State; (B) Hudson, Bergen, Passaic, Sussex, Warren, Hunterdon, Somerset, Union, Morris, Middlesex, Mercer, Monmouth, Essex and Ocean in New Jersey; (C) Pike in Pennsylvania; and (D) Fairfield and New Haven in Connecticut.
Termination for “Good Reason” means that (1) without your consent, (A) your base salary or bonus target as an employee is reduced, (B) the Company requires that your principal office be located outside of Nassau County or Manhattan, (C) the Company materially breaches its obligations to you under this Agreement, (D) you are no longer the Chief Operating Officer of the Company, (E) you report directly to someone other than the Chairman of the Board of Directors of the Company or the Chief Executive Officer of the Company, or (F) your responsibilities are materially diminished, (2) you have given the Company written notice, referring specifically to this definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment within 90 days following the happening of the action described in subsection (1) above.
A “Non-Qualifying Termination” of your employment means any termination of your employment with the Company that is not a Qualifying Termination.

A “Qualifying Termination” of your employment means any termination of your employment with the Company (1) for any reason by you during the thirteenth calendar month following a Change in Control of the Company, (2) by the Company, (3) by you on or prior to the Scheduled Expiration Date for Good Reason, (4) by you after the Scheduled Expiration Date without Good Reason if you provide the Company with at least six months advance written notice of your intent to so terminate your employment or (5) as a result of your death or physical or mental disability, provided that, at the time of any such termination prior to the Scheduled Expiration Date, Cause does not exist.

Annex B
ADDITIONAL COVENANTS
(This Annex constitutes part of the Agreement)
You agree to comply with the following covenants in addition to those set forth in the Agreement.
1.	Confidentiality
You agree to retain in strict confidence and not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential Information, other than for legitimate business purposes of the Company and its affiliates. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its current or former affiliates or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, guest, fan vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’, cable, data, telephone, programming, advertising, sports, entertainment, film production, theatrical, motion picture exhibition, newspaper, MVDDS or other businesses; (v) advertising, business, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (vii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (vii) terms of agreements with third parties and third party trade secrets; (viii) information regarding employees, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (ix) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.
If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, teams, players, coaches, consultants or agents or any of the Covered Parties.
Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:
a)	already in the public domain;

b)	disclosed to you by a third party with the right to disclose it in good faith; or

c)	specifically exempted in writing by the Company from the applicability of this Agreement.
Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.
2.	Non-Compete
You acknowledge that due to your executive position in the Company and your knowledge of the Company’s confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Company. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below). A “Competitive Entity” shall mean (1) any entity that competes with any of the Company’s or its affiliates’ professional sports teams in the New York metropolitan area; (2) any entity that competes with any of the Company’s or its affiliates’ cable television, telephone, on-line data, newspaper or on-line businesses in the New York greater metropolitan area or that competes with any of the Company’s or its affiliates’ programming or live entertainment businesses, nationally or regionally, or any other business of the Company or its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination under this clause (2) is made; or (3) any trade or professional association representing any of the companies covered by this paragraph, other than the National Cable Television Association and any state cable television association. For purposes of this Paragraph 2, an affiliate of the Company shall means an entity that directly or indirectly controls, is controlled by, or is under common control with, the Company. An entity shall be deemed to compete with the on-line content business of the Company or any of its affiliates only if the entity directly competes against the on-line content business of the Company or its affiliate; provided, however, that an entity’s business shall not be deemed to directly compete merely by the fact that the business sells ads on-line, unless the business specifically targets such ads to the same customers or potential customers as being targeted by the on-line content business of the Company, its subsidiary or affiliate. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph. This agreement not to compete will become effective on the date of the Agreement and will expire upon the first anniversary of the date of your termination of employment with the Company.
3.	Additional Understandings
You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.
In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.
4.	Further Cooperation
Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, teams, players, coaches, guests, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $6,800 per day for each day or part thereof, within 30 days of approved invoice therefore.
Unless the Company determines in good faith that you have committed any malfeasance during your employment by the Company, the Company agrees that its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto.
The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5.	Non-Hire or Solicit
You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any then current employee of the Company, or any of its subsidiaries or affiliates, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any employee who was discharged by the Company. In addition, this restriction will not prevent you from providing references.
6.	Acknowledgements.
You acknowledge that the restrictions contained in this Annex B, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex B, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex B, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex B shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex B or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
7.	Surviving.
The provisions of this Annex B shall survive any termination of your employment by the Company or the expiration of the Agreement.

Annex C
PERFORMANCE OBJECTIVES
(This Annex constitutes part of the Agreement)
One-Time Special Award of Restricted Stock
Performance Objectives
The performance objective for the One Time Special Award of Restricted Stock is Business Unit AOCF for the period January 1 through September 30, 2010 of at least 90% of Business Unit AOCF for the period January 1 through September 2009.
Business Unit AOCF will be based on actual financial performance for the period January 1 through September 30, 2010 and 2009, modified to neutralize the impact of the following items in both years, in each case to the extent not already contemplated by the 2010 Budget:
a)	acquisitions of businesses (including costs for acquisitions that are not completed, if any);

b)	dispositions of businesses or discontinued businesses, in each case in a manner that neutralizes the impact of the associated effects on corporate or other expenses that otherwise would have been allocated to such businesses;

c)	changes in GAAP or in the application of GAAP different from what was assumed in the budget, provided that adjustments will be made only for any such individual to the extent the change results in a positive or negative variance greater than $5 million;

d)	acts of God, terrorism or vandalism;

e)	any strike, lock-out or other work-stoppage or similar action; and

f)	disputes under or a termination of any affiliation agreement.
Vesting of the restricted shares for both applicable vesting dates is conditioned on achievement of this target.